SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Metro Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1834776
(State of incorporation or organization)	(IRS Employer Identification No.)

3801 Paxton Street, Harrisburg, PA	17111
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a
Class of securities pursuant to Section 12(b)
of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. □

Securities Act registration statement file number to which this form relates: ________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Stock Purchase Rights	NASDAQ Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On February 17, 2015, the Board of Directors of Metro Bancorp, Inc., a Pennsylvania corporation (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, par value $1.00 per share, of the Company held of record at the close of business on February 27, 2015 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be payable on the later of the Record Time and the certification by the NASDAQ Stock Market to the Securities and Exchange Commission that the Rights have been approved for listing and registration. The Rights will be issued pursuant to a Shareholder Protection Rights Agreement, dated as of February 17, 2015 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.
The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the resolutions with respect to the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8‑K, dated February 17, 2015, and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.
The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be redeemed on or prior to the Flip-in Date (as such term is defined in the description incorporated by reference from the Form 8-K), before the consummation of such transaction.
As of February 12, 2015, there were 14,243,159 shares of Common Stock issued (of which 14,172,959 shares were outstanding and 70,200 shares were held in treasury) and 1,690,547 shares reserved for issuance pursuant to employee benefit plans. As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have Rights attached.

Item 2.	Exhibits.

Exhibit No.	Description
(1)	Rights Agreement between the Company and Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 17, 2015).
(2)
Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 17, 2015).

(3)
Resolutions with Respect to Participating Preferred Stock, included in Exhibit B to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 17, 2015).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
METRO BANCORP, INC.

By	/s/ Mark A. Zody

Name:	Mark A. Zody

Title:	Chief Financial Officer
Date: February 17, 2015

EXHIBIT INDEX

Exhibit No.	Description
(1)
Shareholder Protection Rights Agreement, dated as of February 17, 2015 (the “Rights Agreement”), between Metro Bancorp, Inc. (the “Company”) and Computershare Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 17, 2015).

(2)
Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 17, 2015).

(3)
Resolutions with respect to Participating Preferred Stock of the Company, included in Exhibit B to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 17, 2015).